AMENDMENT NO. 2
TO
INVESTMENT SUB-ADVISORY AGREEMENT


	THIS AMENDMENT NO. 2 TO INVESTMENT SUB-ADVISORY
AGREEMENT (the "Amendment") is effective as of March 14, 2011, by and among The Variable Annuity Life Insurance Company ("VALIC") and
RCM Capital Management LLC (the "Sub-Adviser").

	RECITALS

       WHEREAS, VALIC and VALIC Company I ("VC I")
(formerly North American Funds Variable Product Series I) entered into an Investment Advisory Agreement dated January 1, 2002, with respect to the Covered Funds reflected in Schedule A; and

       WHEREAS, VALIC and the Sub-Adviser are parties to that certain Investment Sub-Advisory Agreement dated September 19, 2005 (the "Agreement"), and as amended on October 31, 2007, with respect to the VC I Covered Funds with the Sub-Adviser, as listed on Schedule A thereto; and

       WHEREAS, the parties wish to amend Schedule A to the Agreement to reflect the inclusion of the Mid Cap Strategic Growth Fund, as a Covered Fund to be managed by the Sub-Adviser.

       NOW, THEREFORE, in consideration of the mutual promises set forth herein, VALIC and the Sub-Adviser agree as follows:

1.	Schedule A Amendment.  Schedule A to the
Agreement is hereby amended to reflect that the Sub-
Adviser will manage a portion of the assets of the Mid Cap Strategic Growth Fund and shall be compensated on those assets managed, in accordance with Section 2 of the Agreement. The revised
Schedule A is also attached hereto.

2.	Counterparts.  This Amendment may be executed in
two or more counterparts, each of which shall be an original and all of which together shall constitute one instrument.

3.	Full Force and Effect.  Except as expressly
supplemented, amended or consented to hereby, all of the representations, warranties, terms, covenants and conditions of the Agreement shall remain unchanged and shall continue to be in full force and effect.

4.	Miscellaneous.  Capitalized terms used but not
defined herein shall have the meanings assigned to them in the Agreement.

       IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first above written.

THE VARIABLE ANNUITY LIFE			RCM CAPITAL
MANAGEMENT LLC
INSURANCE COMPANY

By:	/s/ Kurt W. Bernlohr			By:	/s/ Scott Migliori

Name:	Kurt W. Bernlohr			Name:	Scott Migliori

Title:	Senior Vice President			Title: 	Chief Investment Officer



SCHEDULE A

Effective March 14, 2011

Annual Fee computed at the following annual rate, based on average daily net asset value for each month on that portion of the assets managed by SUB-ADVISER, and payable monthly:

       		Covered Fund					Fee

Mid Cap Strategic Growth Fund
0.45 % on the first $250 million;
0.40 % on the next $250 million; and
0.30 % on assets over $500 million.

Science & Technology Fund

0.65 % on the first $250 million;
0.60 % on the next $250 million; and
0.55 % on assets over $500 million.